Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Culp, Inc.:
We consent to the use of our report dated July 19, 2007, with respect to the consolidated balance sheets of Culp, Inc. and subsidiaries as of April 29, 2007 and April 30, 2006, and the related consolidated statements of loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 29, 2007, incorporated herein by reference in the Form S-8 of Culp, Inc. Our report refers to a change in accounting for stock-based compensation in fiscal year 2007.
/s/ KPMG LLP
Charlotte, North Carolina
November 27, 2007